Exhibit 99.1
FOR IMMEDIATE RELEASE – October 26, 2023
Carter Bankshares, Inc. Announces Third Quarter 2023 Financial Results
Martinsville, VA, October 26, 2023 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank & Trust (the “Bank”) today announced quarterly net income of $3.6 million, or $0.16 diluted earnings per share (“EPS”), for the third quarter of 2023 compared to net income of $5.7 million, or $0.24 diluted EPS, in the second quarter of 2023 and net income of $14.4 million, or $0.59 diluted EPS, for the third quarter of 2022. The pre-tax pre-provision income1 was $5.4 million for the quarter ended September 30, 2023, $6.2 million for the quarter ended June 30, 2023 and $19.5 million for the quarter ended September 30, 2022.
For the nine months ended September 30, 2023, net income was $25.3 million, or $1.07 diluted EPS, compared to net income of $34.5 million, or $1.38 diluted EPS for the same period in 2022. Pre-tax pre-provision income1 was $33.5 million and $45.2 million for the nine months ended September 30, 2023 and 2022, respectively.
The Company’s financial results for the third quarter of 2023, compared to the prior quarter and the prior year quarter, were significantly impacted by placing loans contained in the Bank’s Other segment with an aggregate principal value of $301.9 million on nonaccrual status during the second quarter of 2023, which had a $9.3 million and $11.3 million negative impact on interest income during the third and second quarters of 2023, respectively.
Financial Highlights for the Three and Nine Months Ended September 30, 2023
•Quarterly and year-to-date net income of $3.6 million, or $0.16 diluted EPS and $25.3 million, or $1.07 diluted EPS, respectively;
•Annualized quarterly return on average assets (“ROA”) of 0.33% and annualized quarterly return on average equity (“ROE”) of 4.19% and annualized year-to-date ROA and ROE of 0.78% and 9.71%, respectively;
•Net interest income, increased $0.7 million, or 2.6%, to $27.4 million compared to the second quarter of 2023 primarily due to a 38 basis point increase in the yield on earning assets, offset by a 46 basis point increase in funding costs and decreased $10.3 million, or 27.4% compared to the third quarter of 2022, primarily due to a 194 basis point increase in funding costs, offset by a 32 basis point increase in yield on earning assets;
•Total portfolio loans increased $80.5 million, or 9.6%, on an annualized basis, to $3.4 billion at September 30, 2023 compared to June 30, 2023 and increased $379.6 million compared to September 30, 2022;
•Total deposits decreased $20.8 million, or 2.31% on an annualized basis, compared to June 30, 2023 and decreased $169.7 million, or 4.6%, compared to September 30, 2022;
•Nonperforming loans to total portfolio loans were 9.04%, 9.33% and 0.23% for the quarters ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively;
•The allowance for credit losses to total portfolio loans were 2.77%, 2.83% and 3.11% at September 30, 2023, June 30, 2023 and September 30, 2022, respectively;
•The efficiency ratio was 83.5%, 80.5% and 54.6%, and the core efficiency ratio4 was 79.6%, 79.8%, and 57.1% for the quarters ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively.

The efficiency ratio was impacted primarily by the Bank’s largest lending relationship that went on nonaccrual status during the second quarter of 2023.
“We are obviously disappointed that our largest lending relationship remains in nonaccrual status and continues to have a negative impact on our financial results. However, aside from this issue, our financial performance for the quarter continued to be solid.
We continue to feel positive about the structure of our balance sheet. Capital levels continue to be strong as does our liquidity position. In addition, we believe our bond portfolio is well positioned to outperform many of our peers in what appears to be a protracted period of higher interest rates. As with most of our peers, we are seeing continued pressure on funding costs. This trend will continue to impact our margin in the coming quarters. We do expect the net interest margin will return to a more normalized level once the large nonperforming loans (“NPL”) are resolved. In terms of loans, we experienced another strong quarter with annualized growth of 9.6%. Lending pipelines are slowing somewhat, but we are still expecting modest loan growth in the near term. Other than the large NPL relationship, our asset quality remains strong across all credit metrics,” stated Litz H. Van Dyke, Chief Executive Officer.
Van Dyke continued, “We remain confident in the condition and positioning of our Company. We are well prepared to navigate through any challenges that may emerge in our industry. Lastly, I want to reiterate that we continue to be focused on resolving our large NPL. We are committed to pursuing all remedies to resolve this matter in a manner that best protects the Company and its shareholders.”
Operating Highlights
Credit Quality
Nonperforming loans as a percentage of total portfolio loans were 9.04%, 9.33% and 0.23% as of September 30, 2023, June 30, 2023 and September 30, 2022, respectively. At September 30, 2023 nonperforming loans decreased $2.4 million to $308.3 million since June 30, 2023. The decrease is primarily due to the resolution of a $2.1 million nonperforming residential construction loan.
During the second quarter of 2023, the Company placed commercial loans in the other segment of the Company’s loan portfolio relating to the Bank’s largest lending relationship with an aggregate principal amount of $301.9 million on nonaccrual status due to loan maturities and failure to pay in full. This nonperforming relationship represents 97.9% of total nonperforming loans and 8.9% of total portfolio loans at September 30, 2023.
The Company continues to initiate collection processes and explore all alternatives for repayment with respect ot such loans. The Company believes it is well secured based on the net carrying value of the credit relationship and appropriately reserved for potential losses with respect to all such loans based on information currently available. However, we cannot give any assurance as to the timing or amount of future payments or collections on such loans or that the Company will ultimately collect all amounts contractually due under the terms of such loans. The Company has specific reserves of $53.6 million at September 30, 2023 with respect to such loans.
The provision (recovery) for credit losses increased $1.0 million and $1.2 million in the third quarter of 2023 compared to the second quarter of 2023 and the third quarter of 2022, respectively. The increase in the provision (recovery) for credit losses was primarily driven by loan growth and net charge-offs, offset by the release of specific reserves on two loans. The (recovery) provision for unfunded commitments in the third quarter of 2023 was a recovery of $0.1 million compared to a provision of $0.4 million in the second quarter of 2023 and a provision of $0.2 million in the third quarter of 2022.
The provision for credit losses increased $0.2 million for the nine months ended September 30, 2023 compared to the same period in 2022. The provision for unfunded commitments for the nine months ended September 30, 2023 was $0.3 million compared to $0.2 million for the same period in 2022.

Net Interest Income
Net interest income increased $0.7 million, or 2.6%, to $27.4 million compared to the second quarter of 2023 and decreased $10.3 million, or 27.4%, compared to the third quarter of 2022. The net interest margin increased one basis point to 2.52% compared to the second quarter of 2023, and decreased 120 basis points compared to the third quarter of 2022. Net interest margin, on an FTE basis remained at 2.54% compared to the quarter ended June 30, 2023 and decreased 121 basis points compared to the third quarter of 2022. The yield on interest-earning assets increased 37 basis points and 31 basis points compared to the quarters ended June 30, 2023 and September 30, 2022, respectively.
Interest income increased $5.2 million during the third quarter of 2023 as compared to the second quarter of 2022 primarily due to increases in average interest-earning assets of $58.7 million, and higher interest rate yields on interest-earning assets of 38 basis points due to the rising interest rate environment.
Interest expense increased $4.5 million, or 26.4%, for the three months ended September 30, 2023 compared to the second quarter of 2023 and increased $16.9 million, or 367.0%, as compared to the third quarter of 2022. Funding costs increased 46 basis points compared to the previous quarter and 194 basis points compared to the same quarter of 2022. The increase in interest expense is due to the rising interest rate environment and customers migrating from lower-cost non-maturing deposits to higher-yielding money market and certificate of deposit (“CD”) products.
Net interest income decreased $3.5 million, or 3.6%, to $94.9 million for the nine months ended September 30, 2023 compared to the same period in 2022. The net interest margin decreased 30 basis points to 2.98% for the nine months ended September 30, 2023 compared to 3.28% for the same period in 2022. Net interest margin, on an FTE basis3, decreased 31 basis points to 3.00% for the nine months ended September 30, 2023 compared to 3.31% for the same period in 2022. The yield on interest-earning assets increased 79 basis points and funding costs increased 142 basis points for the nine months ended September 30, 2023 compared to the same period in 2022.
Interest expense increased $36.1 million, or 266.3%, to $49.7 million for the nine months ended September 30, 2023 compared to the same period in 2022. Total interest-bearing liabilities increased 142 basis points compared to the same period of 2022. The increase in interest expense is due to the rising rate environment, the shift to higher cost borrowings to fund loan growth due to the decline in deposits and customers migrating from lower-cost non-maturing deposits to higher-yielding CD products.
Since the first quarter of 2023, there has been more pressure on our cost of funds due to the shift from non-maturing deposits to higher yielding certificates of deposits and higher-cost borrowings, which has negatively impacted our net interest margin. We expect this shift to continue to impact the fourth quarter of 2023 given the high interest rate environment. Positively impacting the third quarter of 2023 was the asset sensitivity of our balance sheet. Yields on a large portion of our loan and securities portfolios adjust as rates increase. This positively impacts revenue and helps offset increased funding costs.
Noninterest Income
For the third quarter of 2023, total noninterest income was $5.3 million, an increase of $0.2 million, or 4.8%, from the second quarter of 2023 and a slight increase of 0.7%, compared to the third quarter of 2022.
The increase of $0.2 million in noninterest income compared to the second quarter of 2023 primarily related to increases of $0.4 million in insurance commissions, offset by a $0.1 million decrease in other noninterest income and less than $0.1 million decrease in the aggregate of the remaining noninterest income categories. The increase in insurance commissions was due to increased activity and the decrease in other noninterest income related to a $0.2 million net gain on a venture capital investment during the second quarter of 2023.
As compared to the third quarter of 2022 the slight variances between periods offset one another, with debit card interchange fees increasing $0.1 million, offset by a $0.1 million decline within other noninterest income.
For the nine months ended September 30, 2023, total noninterest income was $15.0 million, a decrease of $1.1 million, or 7.1%, from the same period in 2022. The decrease was primarily related to $0.7 million in commercial loan swap fee income due to the changing interest rate environment, as well as a decrease of $0.3 million related to losses on sales and write-downs of bank premises, net, a decrease of $0.2 million in other noninterest income and a decrease of $0.2 million in insurance commissions. These decreases were offset by an increase of $0.4 million in debit card interchange fees. The decrease in losses on sales and write-downs of bank premises, net was due to a $0.4 million eminent domain settlement on a previously closed branch in the first quarter of 2022. The decrease within other noninterest income related to a higher fair value adjustment of our interest rate swap contracts with commercial customers and the decrease in insurance commissions. The increase in debit card interchange fees was due to higher interchange fee volume in the first nine months of 2023.
Noninterest Expense
For the third quarter of 2023, total noninterest expense was $27.3 million, an increase of $1.7 million, or 6.8%, from the second quarter of 2023 and an increase of $3.8 million, or 16.3% from the third quarter of 2022.
The most significant variances compared to the second quarter of 2023 included increases of $0.8 million within other noninterest expense, an increase of $0.7 million in FDIC insurance expense, an increase of $0.3 million in salaries and employee benefits, offset by a decrease of $0.1 million in professional and legal fees. The increase in other noninterest expense relates to a $0.6 million write-downs on three legacy other real estate owned (“OREO”) properties pending sale, a $0.2 million nonrecurring expense in the third quarter of 2023, and a $0.2 million in write-downs on two closed branches marked for sale. FDIC insurance expense increased due to the deterioration in asset quality as a direct result of the large nonperforming relationship, which is a component used to determine the assessment. The increase in salaries and employee benefits is primarily related to $0.7 million higher base salaries, increased discretionary bonuses of $0.1 million and increased FICA expenses of $0.1 million, offset by lower medical claims of $0.6 million.
The most significant variances for the third quarter of 2023 compared to the same quarter of 2022 related to increases of $1.2 million within other noninterest expense, an increase of $0.8 million in FDIC insurance expense, an increase of $0.8 million in tax amortization expense, an increase of $0.4 million in salaries and employee benefits, an increase of $0.2 million in data processing expenses, an increase of $0.2 million in professional and legal fees, and an increase of $0.1 million in occupancy expenses. The increase in tax credit amortization of $0.8 million is due to the reversal during the third quarter of 2022 as a result of updated information from the developer that extended the in-service date to 2023 for one of the Company’s partnerships. Variances within other noninterest expense, FDIC insurance expense and salaries and employee benefits are similar to those previously mentioned.
For the nine months ended September 30, 2023, total noninterest expense was $76.4 million, an increase of $7.0 million, or 10.1%, from the same period in 2022 primarily due to higher salaries and employee benefits of $3.5 million, an increase of $1.5 million in other noninterest expense, an increase of $1.2 million in FDIC insurance expenses, an increase in occupancy expenses of $0.5 million, an increase in data processing fees of $0.3 million, an increase in professional and legal fees of $0.3 million, and an increase in advertising expenses of $0.3 million. Offsetting these increases, similar to the quarterly variance, was a decline in tax credit amortization of $0.5 million due to the previously mentioned in-service date extension. The increase in salaries and employee benefits was primarily related to higher salary expense due to fewer open positions in retail, job grade assessment increases, normal merit increases, higher medical claims, restricted stock expense, increased FICA expenses, offset by lower profit sharing and incentives in 2023. The increase in FDIC insurance expenses was due to a final rule adopted by the FDIC to all insured depository institutions, to increase initial base deposit insurance assessment rate schedules uniformly by two basis points, beginning in the first quarterly assessment period of 2022 as well as the above mentioned deterioration in asset quality as a direct result of the large nonperforming relationship.
Financial Condition
Total assets were $4.5 billion at September 30, 2023 and $4.4 billion at June 30, 2023, increasing $68.2 million during the third quarter of 2023. Total portfolio loans increased $80.5 million, or 9.6%, on an annualized basis, to $3.4 billion at September 30, 2023 compared to $3.3 billion at June 30, 2023 primarily due to loan growth in commercial real estate (“CRE”), residential mortgage and construction segments. The securities portfolio decreased $28.0 million and is currently 17.8% of total assets at September 30, 2023 compared to 18.7% of total assets at June 30, 2023. The decrease is due to $54.0 million in security sales, curtailments and maturities deployed into higher yielding loan growth during the three months ended September 30, 2023. Federal Home Loan Bank (“FHLB”) stock, at cost, increased $8.0 million to $27.4 million at September 30, 2023 compared to $19.4 million at June 30, 2023.
Total deposits decreased $20.8 million, or 2.31% on an annualized basis, to $3.6 billion at September 30, 2023 compared to June 30, 2023 due to a decrease of $39.4 million in savings accounts, a decrease of $24.7 million in noninterest-bearing demand accounts, and a decrease of $20.1 million in interest-bearing demand accounts offset by an increase of $60.0 million in CDs and an increase of $3.4 million in money market accounts. The primary driver of the decreases was due to customers migrating to higher-yielding products.
At September 30, 2023, noninterest-bearing deposits comprised 18.6% compared to 19.2% and 19.3% of total deposits at June 30, 2023 and September 30, 2022, respectively. CDs comprised 42.5%, 40.6% and 33.5% of total deposits at September 30, 2023, June 30, 2023 and September 30, 2022, respectively. As of September 30, 2023, approximately 88.9% of our total deposits of $3.6 billion were insured under standard FDIC insurance coverage limits, and approximately 11.1% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit. As of June 30, 2023, approximately 88.3% of our total deposits of $3.6 billion were insured under standard FDIC insurance coverage limits, and approximately 11.7% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit.
FHLB borrowings increased $107.0 million to $514.1 million at September 30, 2023 compared to $407.1 million at June 30, 2023 primarily due to the $20.8 million decrease in deposits and loan growth.
Capitalization and Liquidity
The Company remained well capitalized as of September 30, 2023. The Company’s Tier 1 Capital ratio was 11.20% at September 30, 2023 compared to 11.46% at June 30, 2023. The Company’s leverage ratio was 9.70% at September 30, 2023 compared to 10.02% at June 30, 2023. The Company’s Total Risk-Based Capital ratio was 12.46% at September 30, 2023 compared to 12.72% at June 30, 2023.
The Bank also remained well capitalized as of September 30, 2023. The Bank’s Tier 1 Capital ratio was 11.08% at September 30, 2023 compared to 11.34% at June 30, 2023. The Bank’s leverage ratio was 9.59% at September 30, 2023 compared to 9.76% at June 30, 2023. The Bank’s Total Risk-Based Capital ratio was 12.34% at September 30, 2023 compared to 12.60% at June 30, 2023.
Total capital of $330.6 million at September 30, 2023, reflects a decrease of $13.6 million compared to June 30, 2023. The decrease in equity during the quarter ended September 30, 2023 is primarily due to $6.0 million related to the repurchase of common stock during the third quarter of 2023, a $11.6 million decrease in other comprehensive income due to changes in fair value of investment securities, offset by net income of $3.6 million for the three months ended September 30, 2023. The remaining difference of $0.4 million is related to restricted stock activity for the quarter ended September 30, 2023.

At September 30, 2023, funding sources accessible to the Company include borrowing availability at the FHLB, equal to 25.0% of the Company’s assets or approximately $1.1 billion, subject to the amount of eligible collateral pledged, of which the Company is eligible to borrow up to an additional $357.6 million. The Company has federal funds unsecured lines with six other correspondent financial institutions totaling $145.0 million and access to the institutional CD market. The Company did not borrow on these lines as of September 30, 2023. In addition to the above funding resources, the Company also has $580.4 million unpledged available-for-sale investment securities, at fair value, as an additional source of liquidity.
As of the date of this earning release, the Company has approximately $336.4 million in par value of securities that are eligible to be pledged under the Bank Term Funding Program (“BTFP”), but the Bank has not borrowed under or otherwise accessed the BTFP.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank & Trust. The Company has $4.5 billion in assets and 64 branches in Virginia and North Carolina. For more information or to open an account visit www.CBTCares.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to traditional measures presented in accordance with GAAP, our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.
Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotes and statements relating to our financial condition, market conditions, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality and nonaccrual and nonperforming loans. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumption that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:

•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s loan and securities portfolios;
•inflation, market and monetary fluctuations;
•changes in trade, monetary and fiscal policies and laws of the U.S. government, including policies of the Federal Reserve, FDIC and Treasury Department;
•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events;
•rapid technological developments and changes;
•our ability to resolve our nonperforming assets and our ability to secure collateral on loans that have entered nonaccrual status due to loan maturities and failure to pay in full;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly commercial real estate, and the potential impacts of changes in market conditions on the value of real estate collateral;
•an insufficient allowance for credit losses;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other military conflicts (such as the war between Israel and Hamas and the ongoing war between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;
•legislation affecting the financial services industry as a whole (such as the Inflation Reduction Act of 2022), and the Company and the Bank, in particular;
•the outcome of pending and future litigation and/or governmental proceedings;
•increasing price and product/service competition;
•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;

•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to the closings of First Republic, Silicon Valley Bank (“SVB”), Signature Bank and Silvergate Bank and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with SVB, Signature Bank, Silvergate Bank and First Republic Bank may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;
•material increases in costs and expenses;
•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, continuing supply chain disruptions and slowdowns in economic growth;
•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key employees;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the SEC including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, Part II, Item 1A, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the periods ended March 31, 2023 and June 30, 2023, and in other filings with the Securities and Exchange Commission. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made.
Carter Bankshares, Inc.
Wendy Bell, 276-656-1776
Senior Executive Vice President & Chief Financial Officer
wendy.bell@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	September 30, 2023	June 30, 2023	September 30, 2022

	(unaudited)	(unaudited)	(unaudited)
ASSETS
Cash and Due From Banks, including Interest-Bearing Deposits of $17,438 at September 30, 2023, $8,403 at June 30, 2023 and $26,959 at September 30, 2022.	$55,398	$53,275	$65,708
Securities Available-for-Sale, at Fair Value	793,389	821,370	851,211
Loans Held-for-Sale	—	173	1,513
Portfolio Loans	3,410,940	3,330,442	3,031,349
Allowance for Credit Losses	(94,474)	(94,144)	(94,164)
Portfolio Loans, net	3,316,466	3,236,298	2,937,185

Bank Premises and Equipment, net	73,932	74,946	73,344
Other Real Estate Owned, net	3,765	3,379	8,134
Federal Home Loan Bank Stock, at Cost	27,361	19,403	3,192
Bank Owned Life Insurance	57,762	57,415	56,387
Other Assets	124,095	117,731	117,636
Total Assets	$4,452,168	$4,383,990	$4,114,310

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$661,454	$686,124	$718,549
Interest-Bearing Demand	469,904	489,971	509,949
Money Market	426,172	422,780	517,031
Savings	487,105	526,588	731,747
Certificates of Deposit	1,511,554	1,451,540	1,248,653
Total Deposits	3,556,189	3,577,003	3,725,929
Federal Home Loan Bank Borrowings	514,135	407,135	30,000
Federal Funds Purchased	—	7,900	—
Other Liabilities	51,223	47,715	43,565
Total Liabilities	4,121,547	4,039,753	3,799,494

SHAREHOLDERS’ EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
22,955,753 outstanding at September 30, 2023,
23,371,835 outstanding at June 30, 2023 and 24,111,171 at September 30, 2022	22,956	23,372	24,111
Additional Paid-in Capital	90,254	95,506	107,031
Retained Earnings	310,971	307,344	269,984
Accumulated Other Comprehensive Loss	(93,560)	(81,985)	(86,310)
Total Shareholders’ Equity	330,621	344,237	314,816
Total Liabilities and Shareholders’ Equity	$4,452,168	$4,383,990	$4,114,310

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	0.33%	0.52%	1.38%
Return on Average Assets (YTD Annualized)	0.78%	1.01%	1.12%
Return on Average Shareholders' Equity (QTD Annualized)	4.19%	6.38%	16.75%
Return on Average Shareholders' Equity (YTD Annualized)	9.71%	12.45%	12.80%
Portfolio Loans to Deposit Ratio	95.92%	93.11%	81.36%
Allowance for Credit Losses to Total Portfolio Loans	2.77%	2.83%	3.11%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	7.43%	7.85%	7.65%
Tier 1 Leverage Ratio	9.70%	10.02%	10.11%
Risk-Based Capital - Tier 1	11.20%	11.46%	12.80%
Risk-Based Capital - Total	12.46%	12.72%	14.06%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income	$48,886	$43,716	$42,327	$144,557	$111,966
Interest Expense	21,492	17,005	4,602	49,667	13,560
NET INTEREST INCOME	27,394	26,711	37,725	94,890	98,406

Provision (Recovery) for Credit Losses	1,105	85	(77)	2,605	2,367
(Recovery) Provision for Unfunded Commitments	(130)	360	157	314	190
NET INTEREST INCOME AFTER PROVISION (RECOVERY) FOR CREDIT LOSSES	26,419	26,266	37,645	91,971	95,849

NONINTEREST INCOME
(Losses) Gains on Sales of Securities, net	(1)	3	(4)	(10)	48
Service Charges, Commissions and Fees	1,783	1,759	1,750	5,380	5,452
Debit Card Interchange Fees	1,902	1,934	1,788	5,941	5,570
Insurance Commissions	868	508	876	1,550	1,713
Bank Owned Life Insurance Income	348	341	341	1,028	1,009
(Losses) Gains on Sales and Write-downs of Bank Premises, net	—	—	(4)	—	342
Commercial Loan Swap Fee Income	—	—	18	114	774
Other	370	483	470	1,030	1,266
TOTAL NONINTEREST INCOME	5,270	5,028	5,235	15,033	16,174

NONINTEREST EXPENSE
Salaries and Employee Benefits	13,956	13,649	13,520	41,257	37,721
Occupancy Expense, net	3,547	3,601	3,412	10,548	10,060
FDIC Insurance Expense	1,368	702	543	2,711	1,540
Other Taxes	846	786	848	2,436	2,471
Advertising Expense	363	431	368	1,133	874
Telephone Expense	500	412	448	1,339	1,390
Professional and Legal Fees	1,512	1,659	1,310	4,005	3,731
Data Processing	1,076	1,058	833	2,854	2,516
Debit Card Expense	816	771	797	2,066	2,089
Tax Credit Amortization**	—	—	(764)	—	466
Other	3,298	2,467	2,148	8,045	6,526
TOTAL NONINTEREST EXPENSE	27,282	25,536	23,463	76,394	69,384

INCOME BEFORE INCOME TAXES	4,407	5,758	19,417	30,610	42,639
Income Tax Provision	780	54	5,009	5,338	8,130
NET INCOME	$3,627	$5,704	$14,408	$25,272	$34,509
Shares Outstanding, at End of Period	22,955,753	23,371,835	24,111,171	22,955,753	24,111,171
Average Shares Outstanding-Basic & Diluted	22,946,179	23,513,837	24,265,075	23,407,071	24,827,143
PER SHARE DATA
Basic Earnings Per Common Share*	$0.16	$0.24	$0.59	$1.07	$1.38
Diluted Earnings Per Common Share*	$0.16	$0.24	$0.59	$1.07	$1.38
Book Value	$14.40	$14.73	$13.06	$14.40	$13.06
Market Value	$12.53	$14.79	$16.10	$12.53	$16.10

PROFITABILITY RATIOS (GAAP)
Net Interest Margin	2.52%	2.51%	3.72%	2.98%	3.28%
Efficiency Ratio	83.52%	80.46%	54.62%	69.50%	60.56%
PROFITABILITY RATIOS (non-GAAP)
Net Interest Margin (FTE)[3]	2.54%	2.54%	3.75%	3.00%	3.31%
Core Efficiency Ratio[4]	79.55%	79.77%	57.07%	67.88%	61.18%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income and are excluded from the diluted earnings per share calculation.
**Reclassification adjustment of $0.6 million was made in the first quarter of 2023 to conform to current presentation as it relates to the early adoption of ASU 2023-02 applying the modified retrospective method. Under the proportional amortization the amortization of tax credit investments is recorded as a component of income tax expense instead of through noninterest expense as previously recorded.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	September 30, 2023			June 30, 2023			September 30, 2022
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$12,652	$172	5.39%	$17,902	$215	4.82%	$25,151	$134	2.11%
Tax-Free Investment Securities[3]	27,594	203	2.92%	27,894	210	3.02%	30,073	215	2.84%
Taxable Investment Securities	893,386	7,793	3.46%	912,292	7,688	3.38%	942,571	5,466	2.30%
Total Securities	920,980	7,996	3.44%	940,186	7,898	3.37%	972,644	5,681	2.32%
Tax-Free Loans[3]	120,670	972	3.20%	126,453	1,016	3.22%	141,082	1,115	3.14%
Taxable Loans	3,243,663	39,578	4.84%	3,157,780	34,529	4.39%	2,883,790	35,652	4.90%
Total Loans	3,364,333	40,550	4.78%	3,284,233	35,545	4.34%	3,024,872	36,767	4.82%
Federal Home Loan Bank Stock	22,425	415	7.34%	19,331	315	6.54%	2,213	24	4.30%
Total Interest-Earning Assets	4,320,390	49,133	4.51%	4,261,652	43,973	4.14%	4,024,880	42,606	4.20%
Noninterest Earning Assets	88,805			97,525			109,307
Total Assets	$4,409,195			$4,359,177			$4,134,187

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$475,939	$720	0.60%	$490,423	$659	0.54%	$500,281	$462	0.37%
Money Market	430,954	2,495	2.30%	414,852	1,858	1.80%	552,718	395	0.28%
Savings	504,697	140	0.11%	566,312	151	0.11%	731,931	192	0.10%
Certificates of Deposit	1,486,165	11,973	3.20%	1,396,307	9,114	2.62%	1,257,907	3,420	1.08%
Total Interest-Bearing Deposits	2,897,755	15,328	2.10%	2,867,894	11,782	1.65%	3,042,837	4,469	0.58%
Federal Home Loan Bank Borrowings	447,287	5,986	5.31%	405,443	5,080	5.03%	3,913	31	3.14%
Federal Funds Purchased	7,550	107	5.62%	5,363	71	5.31%	3,432	23	2.66%
Other Borrowings	6,131	71	4.59%	6,163	72	4.69%	6,326	79	4.95%
Total Borrowings	460,968	6,164	5.31%	416,969	5,223	5.02%	13,671	133	3.86%
Total Interest-Bearing Liabilities	3,358,723	21,492	2.54%	3,284,863	17,005	2.08%	3,056,508	4,602	0.60%
Noninterest-Bearing Liabilities	707,445			715,576			736,441
Shareholders' Equity	343,027			358,738			341,238
Total Liabilities and Shareholders' Equity	$4,409,195			$4,359,177			$4,134,187
Net Interest Income[3]		$27,641			$26,968			$38,004
Net Interest Margin[3]			2.54%			2.54%			3.75%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	September 30, 2023			September 30, 2022
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$15,550	$587	5.05%	$64,858	$257	0.53%
Tax-Free Investment Securities[3]	28,189	618	2.93%	30,188	663	2.94%
Taxable Investment Securities	908,670	22,874	3.37%	959,456	13,650	1.90%
Total Securities	936,859	23,492	3.35%	989,644	14,313	1.93%
Tax-Free Loans[3]	126,578	3,041	3.21%	147,372	3,484	3.16%
Taxable Loans	3,158,888	117,235	4.96%	2,802,692	94,716	4.52%
Total Loans	3,285,466	120,276	4.89%	2,950,064	98,201	4.45%
Federal Home Loan Bank Stock	18,685	970	6.94%	2,222	66	3.97%
Total Interest-Earning Assets	4,256,560	145,325	4.56%	4,006,788	112,836	3.77%
Noninterest Earning Assets	92,613			128,105
Total Assets	$4,349,173			$4,134,893

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$485,605	$1,876	0.52%	$484,076	$1,082	0.30%
Money Market	440,700	5,607	1.70%	530,560	989	0.25%
Savings	570,538	456	0.11%	724,472	559	0.10%
Certificates of Deposit	1,388,773	26,690	2.57%	1,278,905	10,650	1.11%
Total Interest-Bearing Deposits	2,885,616	34,629	1.60%	3,018,013	13,280	0.59%
Federal Home Loan Bank Borrowings	380,023	14,461	5.09%	3,978	47	1.58%
Federal Funds Purchased	9,062	354	5.22%	2,168	27	1.67%
Other Borrowings	6,247	223	4.77%	5,637	206	4.89%
Total Borrowings	395,332	15,038	5.09%	11,783	280	3.18%
Total Interest-Bearing Liabilities	3,280,948	49,667	2.02%	3,029,796	13,560	0.60%
Noninterest-Bearing Liabilities	720,181			744,597
Shareholders' Equity	348,044			360,500
Total Liabilities and Shareholders' Equity	$4,349,173			$4,134,893
Net Interest Income[3]		$95,658			$99,276
Net Interest Margin[3]			3.00%			3.31%
LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Commercial
Commercial Real Estate	$1,688,947	$1,642,597	$1,365,348
Commercial and Industrial	264,329	279,156	325,973
Total Commercial Loans	1,953,276	1,921,753	1,691,321
Consumer
Residential Mortgages	738,368	707,893	617,681
Other Consumer	36,487	38,736	47,006
Total Consumer Loans	774,855	746,629	664,687
Construction	377,576	356,805	350,037
Other	305,233	305,255	325,304
Total Portfolio Loans	3,410,940	3,330,442	3,031,349
Loans Held-for-Sale	—	173	1,513
Total Loans	$3,410,940	$3,330,615	$3,032,862

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

(Dollars in Thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Nonaccrual Loans
Commercial Real Estate	$1,265	$2,512	$2,416
Commercial and Industrial	70	113	201
Residential Mortgages	2,077	3,288	3,509
Other Consumer	22	12	9
Construction	2,954	2,908	875
Other	301,913	301,913	—
Total Nonperforming Loans	308,301	310,746	7,010
Other Real Estate Owned	3,765	3,379	8,134
Total Nonperforming Assets	$312,066	$314,125	$15,144

Nonperforming Loans to Total Portfolio Loans	9.04%	9.33%	0.23%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	9.14%	9.42%	0.50%
Allowance for Credit Losses to Total Portfolio Loans	2.77%	2.83%	3.11%
Allowance for Credit Losses to Nonperforming Loans	30.64%	30.30%	1343.28%
Net Loan Charge-offs (Recoveries) QTD	$775	$635	$3,740
Net Loan Charge-offs (Recoveries) YTD	$1,983	$1,208	$4,142
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans QTD	0.09%	0.08%	0.49%
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans YTD	0.08%	0.08%	0.19%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Balance Beginning of Period	$94,144	$94,694	$97,981	$93,852	$95,939
Provision for Credit Losses	1,105	85	(77)	2,605	2,367
Charge-offs:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	50	—	3,432	51	3,432
Residential Mortgages	133	67	—	203	45
Other Consumer	731	651	418	2,039	1,244
Construction	—	42	—	42	—
Other	—	—	—	—	—
Total Charge-offs	914	760	3,850	2,335	4,721
Recoveries:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	—	5	—	5	1
Residential Mortgages	10	1	1	12	97
Other Consumer	129	119	109	335	332
Construction	—	—	—	—	149
Other	—	—	—	—	—
Total Recoveries	139	125	110	352	579
Total Net Charge-offs	775	635	3,740	1,983	4,142
Balance End of Period	$94,474	$94,144	$94,164	$94,474	$94,164
DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net Interest Income	$27,394	$26,711	$37,725	$94,890	$98,406
Noninterest Income	5,270	5,028	5,235	15,033	16,174
Noninterest Expense	27,282	25,536	23,463	76,394	69,384
Pre-tax Pre-provision Income	5,382	6,203	19,497	33,529	45,196

Losses (Gains) on Sales of Securities, net	1	(3)	4	10	(48)
Losses (Gains) on Sales and Write-downs of Bank Premises, net	18	33	4	84	(342)
Losses (Gains) on Sales and Write-downs of OREO, net	904	(5)	169	899	268
Non-recurring one--time Expense[7]	193	—	—	193	—
Non-recurring Fees[5]	—	—	(1)	—	(70)
OREO Income	(20)	(18)	(13)	(54)	(35)
FHLB Prepayment Penalty	—	—	—	—	18
Contingent Liability	—	—	—	115	150
Tax Credit Amortization Reversal[6]	—	—	(1,379)	—	(1,379)
Core Pre-tax Pre-provision Income (Non-GAAP)	$6,478	$6,210	$18,281	$34,776	$43,758

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[2] Core Net Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net Income	$3,627	$5,704	$14,408	$25,272	$34,509
Losses (Gains) on Sales of Securities, net	1	(3)	4	10	(48)
Losses (Gains) on Sales and Write-downs of Bank Premises, net	18	33	4	84	(342)
Losses (Gains) on Sales and Write-downs of OREO, net	904	(5)	169	899	268
Non-recurring one-time expense[7]	193	—	—	193	—
Non-recurring Fees[5]	—	—	(1)	—	(70)
OREO Income	(20)	(18)	(13)	(54)	(35)
FHLB Prepayment Penalty	—	—	—	—	18
Contingent Liability	—	—	—	115	150
Tax Credit Amortization Reversal[6]	—	—	(1,379)	—	(1,379)
Total Tax Effect	(230)	(1)	256	(262)	302
Core Net Income (Non-GAAP)	$4,493	$5,710	$13,448	$26,257	$33,373

Average Shares Outstanding - diluted	22,946,179	23,513,837	24,265,075	23,407,071	24,827,143
Core Earnings Per Common Share (diluted) (Non-GAAP)	$0.20	$0.24	$0.55	$1.12	$1.34
3 Computed on a fully taxable equivalent basis ("FTE") using a 21% federal income tax rate for the 2023 and 2022 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Interest Income (FTE)(Non-GAAP)
Interest and Dividend Income (GAAP)	$48,886	$43,716	$42,327	$144,557	$111,966
Tax Equivalent Adjustment[3]	247	257	279	768	870
Interest and Dividend Income (FTE) (Non-GAAP)	49,133	43,973	42,606	145,325	112,836
Average Earning Assets	4,320,390	4,261,652	4,024,880	4,256,560	4,006,788
Yield on Interest-earning Assets (GAAP)	4.49%	4.11%	4.17%	4.54%	3.74%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	4.51%	4.14%	4.20%	4.56%	3.77%

Net Interest Income (GAAP)	$27,394	$26,711	$37,725	$94,890	$98,406
Tax Equivalent Adjustment[3]	247	257	279	768	870
Net Interest Income (FTE) (Non-GAAP)	27,641	26,968	38,004	95,658	99,276
Average Earning Assets	4,320,390	4,261,652	4,024,880	4,256,560	4,006,788
Net Interest Margin (GAAP)	2.52%	2.51%	3.72%	2.98%	3.28%
Net Interest Margin (FTE) (Non-GAAP)	2.54%	2.54%	3.75%	3.00%	3.31%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[4] Core Efficiency Ratio (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Noninterest Expense	$27,282	$25,536	$23,463	$76,394	$69,384
Less: (Losses) Gains on Sales and Write-downs of OREO, net	(904)	5	(169)	(899)	(268)
Less: Losses on Sales and Write-downs of Bank Premises, net	(18)	(33)	—	(84)	—
Less: Non-recurring one-time Expense[7]	(193)	—	—	(193)	—
Less: FHLB Prepayment Penalty	—	—	—	—	(18)
Add: Tax Credit Amortization Reversal[6]	—	—	1,379	—	1,379
Less: Contingent Liability	—	—	—	(115)	(150)
Core Noninterest Expense (Non-GAAP)	$26,167	$25,508	$24,673	$75,103	$70,327

Net Interest Income	$27,394	$26,711	$37,725	$94,890	$98,406
Plus: Taxable Equivalent Adjustment[3]	247	257	279	768	870
Net Interest Income (FTE) (Non-GAAP)	27,641	26,968	38,004	95,658	99,276
Less: Losses (Gains) on Sales of Securities, net	1	(3)	4	10	(48)
Less: Losses (Gains) on Sales of Bank Premises, net	—	—	4	—	(342)
Less: Non-recurring Fees[5]	—	—	(1)	—	(70)
Less: OREO Income	(20)	(18)	(13)	(54)	(35)
Noninterest Income	5,270	5,028	5,235	15,033	16,174
Core Net Interest Income (FTE) (Non-GAAP) plus Noninterest Income	$32,892	$31,975	$43,233	$110,647	$114,955
Efficiency Ratio (GAAP)	83.52%	80.46%	54.62%	69.50%	60.56%
Core Efficiency Ratio (Non-GAAP)	79.55%	79.77%	57.07%	67.88%	61.18%
5 The non-recurring fees include PPP related fees.
6 Tax credit amortization was reversed due to the extension of the in-service date from 2022 to 2023. e to the extension of the in-
7The non-recurring one-time expense.7te from 2022 to 2023